FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION DECLARES CASH DIVIDEND

HARLEYSVILLE, PA (May 12, 2005) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular cash dividend for the second quarter of 2005 of $.18 per share on 26,245,722 shares of outstanding common stock. The dividend, which represents an 11.1% increase over the regular dividend paid in the same period last year, is payable June 15, 2005, to shareholders of record on May 31, 2005. “We are pleased that our strong financial performance has, once again, enabled us to reward our loyal shareholders,” said Gregg J. Wagner, President and CEO.
Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.6 billion. Cumberland Advisors, Inc., an SEC registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.